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Exhibit 10 (k) - Revolving Credit Agreement

                                                   EXECUTION COPY













                   REVOLVING CREDIT AGREEMENT



                             between



                     AVATAR PROPERTIES INC.,
                      a Florida corporation


                               and




             BERLINER HANDELS- UND FRANKFURTER BANK,
             Acting Through Its Grand Cayman Branch




                        November 30, 1993











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                        CREDIT AGREEMENT

                        Table of Contents

SECTION I.  INTERPRETATION  . . . . . . . . . . . . . . . . . .   1

1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . .   1
1.02.  GAAP . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.03.  Headings . . . . . . . . . . . . . . . . . . . . . . . .  10
1.04.  Plural Terms . . . . . . . . . . . . . . . . . . . . . .  10
1.05.  Time . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.06.  Calculation of Interest and Fees . . . . . . . . . . . .  10
1.07.  Other Interpretive Provisions  . . . . . . . . . . . . .  10

SECTION II. CREDIT FACILITY . . . . . . . . . . . . . . . . . .  11

2.01.  Revolving Loan Facility  . . . . . . . . . . . . . . . .  11
2.02.  Commitment . . . . . . . . . . . . . . . . . . . . . . .  12
2.03.  Commitment Fee . . . . . . . . . . . . . . . . . . . . .  13
2.04.  Upfront Fee  . . . . . . . . . . . . . . . . . . . . . .  13
2.05.  Prepayments  . . . . . . . . . . . . . . . . . . . . . .  13
2.06.  Other Payment Terms  . . . . . . . . . . . . . . . . . .  14
2.07.  Notes and Interest Account . . . . . . . . . . . . . . .  14
2.08   Loan Funding . . . . . . . . . . . . . . . . . . . . . .  15
2.09.  Change of Circumstances  . . . . . . . . . . . . . . . .  15
2.10.  Taxes on Payments  . . . . . . . . . . . . . . . . . . .  16
2.11.  Funding Loss Indemnification . . . . . . . . . . . . . .  18
2.12.  Renewal or Termination of Commitment . . . . . . . . . .  18
2.13.  Pledge Agreement; Further Assurances . . . . . . . . . .  18

SECTION III.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . .  19

3.01.  Conditions to Initial Loan . . . . . . . . . . . . . . .  19
3.02.  Conditions to Each Loan  . . . . . . . . . . . . . . . .  20

SECTION IV.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . .  20

4.01  Due Incorporation, Qualification, etc.  . . . . . . . . .  20
4.02  Authority . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION V.  COVENANTS . . . . . . . . . . . . . . . . . . . . .  23

5.01.  Affirmative Covenants  . . . . . . . . . . . . . . . . .  23
5.02.  Negative Covenants . . . . . . . . . . . . . . . . . . .  26

SECTION VI.  DEFAULT  . . . . . . . . . . . . . . . . . . . . .  26

6.01.  Events of Default  . . . . . . . . . . . . . . . . . . .  26
6.02.  Remedies . . . . . . . . . . . . . . . . . . . . . . . .  28
6.03.  Defaults . . . . . . . . . . . . . . . . . . . . . . . .  28

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SECTION VII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . .  29

7.01.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .  29
7.02.  Expenses . . . . . . . . . . . . . . . . . . . . . . . .  29
7.03.  Indemnification  . . . . . . . . . . . . . . . . . . . .  30
7.04.  Waivers; Amendments  . . . . . . . . . . . . . . . . . .  30
7.05.  Successors and Assigns . . . . . . . . . . . . . . . . .  30
7.06.  Setoff.  . . . . . . . . . . . . . . . . . . . . . . . .  31
7.07.  No Third Party Rights  . . . . . . . . . . . . . . . . .  31
7.08.  Partial Invalidity . . . . . . . . . . . . . . . . . . .  32
7.09.  Governing Law  . . . . . . . . . . . . . . . . . . . . .  32
7.10.  Entire Agreement . . . . . . . . . . . . . . . . . . . .  32
7.11.  Jury Trial . . . . . . . . . . . . . . . . . . . . . . .  32
7.12.  Counterparts . . . . . . . . . . . . . . . . . . . . . .  32



EXHIBITS

    A       Notice of Borrowing (2.01(b))
    B       Loan Note (2.07(a))
    C       Form of Revolver Extension Request (2.12)
    D       Form of Pledge Agreement (2.13(a))
    E       Form of Opinion of Borrower's Counsel (3.01)



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                   REVOLVING CREDIT AGREEMENT


          THIS REVOLVING CREDIT AGREEMENT, dated as of November
30, 1993, is entered into by and between AVATAR PROPERTIES INC., a Florida corporation ("Borrower") and BERLINER HANDELS- UND
FRANKFURTER BANK, acting through its Grand Cayman Branch,
("Bank").


                            RECITALS

          A. Borrower has requested Bank to provide certain credit facilities to Borrower secured by a portion of Borrower's
Fixed Income Securities (as defined herein) for general corporate purposes.

          B. Bank is willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:


SECTION I.  INTERPRETATION.

     1.01. Definitions. Each of the following terms set forth below, when used in this Agreement, shall have the respective meaning set forth below:

          "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person's officers, directors, joint venturers and partners; provided, however, that in no case shall Bank be deemed to be an Affiliate of Debtors for purposes of this Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Credit Agreement.

          "Available Commitment" shall mean, at any time, the remainder of (a) the Commitment at such time, minus (b) the aggregate principal amount of all Loans outstanding at such time.

          "Bank" shall have the meaning given to that term in the introductory paragraph hereof.

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          "Base Rate" means the rate per annum announced by the
Bank from time to time at its New York office as its "base rate". The Base Rate is determined by the Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by the Bank at any given time for any particular class of customers or credit extensions.

          "Borrowing Base" shall mean, as at any date of determination thereof an amount equal to the sum of:

               (a)  seventy-five percent (75%) of the Market
          Value of the Investment Collateral which is rated B3 or above by Moody's and B- or above by S&P;

               (b) fifty percent (50%) of the Market Value of the Investment Collateral rated below B3 by Moody's or below B- by S&P; and

               (c) fifty percent (50%) of the Market Value of Investment Collateral which is not rated by either
          Moody's or S&P.

          "Borrower" shall have the meaning given to that term in the introductory paragraph hereof.

          "Business Day" shall mean any day on which (a) commercial banks are not authorized or required to close in New
York, New York and (b) dealings in Dollar deposits are carried out in the London interbank market.

          "Capital Adequacy Requirement" shall have the meaning given to that term in Section 2.09(d).

          "Capital Asset" shall mean, with respect to any Person, tangible property owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by any Person that is required by GAAP to be reported as an asset on such Person's balance sheet.

          "Capital Expenditures" shall mean, with respect to any Person and any period, all amounts expended and Indebtedness incurred or assumed by such Person during such period for the acquisition of real property and other Capital Assets (including amounts expended and Indebtedness incurred or assumed in connection with Capital Leases).

          "Capital Leases" shall mean any and all lease obligations that, in accordance with generally accepted accounting principles, are required to be capitalized on the books of a lessee.

          "Change of Law" shall have the meaning given to that term in Section 2.09(b).

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          "Closing Date" shall mean November 30, 1993.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean the property defined as Collateral in the Pledge Agreement.

          "Commitment" shall have the meaning given to that term in Section 2.02(a).

          "Commitment Fee" shall have the meaning given to that term in Section 2.03.

          "Contractual Obligation" of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

          "Credit Documents" shall mean and include this Agreement, the Notes, the Pledge Agreement and all other documents, instruments and agreements delivered to Bank in connection with this Agreement.

          "Default" shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

          "Dollars" and "$" shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

          "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Borrower.

          "Environmental Laws" means all Requirements of Law relating to the protection of human health or the environment, including: (a) all Requirements of Law, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (b) all Requirements of Law pertaining to the protection of the health and safety of employees or the public.

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          "Equity Securities" of any Person shall mean (a) all
common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

          "ERISA Affiliate" shall mean any Person which is treated as a single employer with Borrower under Section 414 of the Code.

          "ERISA Plan" means any employee pension plan, as defined in Section 3(2) of ERISA, which (i) is not an individual account plan, as defined in Section 3(34) of ERISA or a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) is subject to Title IV of ERISA, and (iii) Borrower or any ERISA Affiliate maintains, contributes to, or has an obligation to contribute to, on behalf of participants who are or were employed by any of them.

          "Event of Default" shall have the meaning given to that term in Section 6.01.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

          "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of income and of changes in cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.

          "Fixed-Income Securities" means any securities that entitle the holder to receive:

          (a)  a stated principal amount; or

          (b) interest on a principal amount (which may be a notional principal amount) calculated by reference to a fixed rate or to a standard or formula which does not reference any change in the market value or fair value of securities or assets; or

          (c) interest on a principal amount (which may be a notional principal amount) calculated by reference to auctions among holders and prospective holders, or through remarketing of the security; or

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          (d)  an amount equal to specified fixed or variable
portions of the interest received on the assets held by the issuer; or

          (e)  any combination of amounts described in paragraphs
(a), (b), (c), and (d) of this section;

provided, that (i) substantially all of the payments to which the holders of such securities are entitled in respect thereof consist of the foregoing amounts and (ii) in no event shall the term Fixed-Income Securities include any Margin Stock.

          "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

          "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

          "Governmental Charges" shall mean all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (i) Borrower or Borrower's Subsidiaries, (ii) the Loans, (iii) employees, payroll, income or gross receipts of Borrower or Borrower's Subsidiaries, (iv) the ownership or use of any of its assets by Borrower or Borrower's Subsidiaries or (v) any other aspect of the business of Borrower or Borrower's Subsidiaries.

          "Governmental Rule" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

          "Holdings" means Avatar Holdings Inc., a Delaware
Corporation.

          "Indebtedness" of any Person shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations of the Borrower as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or

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(ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

          "Interest Account" shall have the meaning given to that term in Section 2.07(b).

          "Interest Period" shall mean, with respect to any Loan, the time period selected by Borrower pursuant to Section 2.01(b), which commences on the first day of such Loan and ends on the last day of such time period, and thereafter, each subsequent time period selected by Borrower pursuant to Section 2.01(d), which commences on the last day of the immediately preceding time period and ends on the last day of that time period; provided, however, that "Interest Period" shall also mean, in respect of any amounts in default, such periods as Bank elects pursuant to
Section 2.06(c).

          "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Indebtedness incurred by such Person of the type described in clauses (b) and (c) of the definition of "Indebtedness" on behalf of any other Person); provided, however, Investments shall not include indebtedness and accounts receivable from any Person which are current assets arising from sales in the ordinary course of business.

          "Investment Collateral" shall mean the Borrower's interest in Fixed-income Securities held in the Investment
Collateral-Accounts.

          "Investment Collateral-Accounts" shall mean the account no. 38-23013 maintained by the Borrower at Morgan Stanley & Co., and account no. 40153742 maintained by Borrower at Offit Bank and any other brokerage or investment account maintained by Borrower with a commercial bank or nationally recognized brokerage firm that Borrower, with the consent of Bank, from time to time includes as an Investment Collateral-Account; provided, however, that:

          (i)  No account may constitute an Investment
     Collateral-Account unless Borrower is the sole owner of the securities deposited therein;

         (ii) No account shall constitute an Investment Collateral-Account unless and until Bank has received an appropriately completed and executed acknowledgment from such bank or brokerage firm of Bank's security interest in the Borrower's interest therein in form and substance satisfactory to Bank; and

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        (iii)  No account shall constitute an Investment
     Collateral-Account unless and until Bank shall have satisfied itself as to the enforceability and perfection of Bank's security interest therein and shall have received such opinions and other assurances in that regard as Bank may require.

          "LIBOR Rate" shall mean, with respect to any Interest Period for a Loan, the rate per annum at which Dollar deposits are offered to Bank in the London interbank eurodollar currency market on the second Business Day prior to the commencement of such Interest Period at or about 11:00 A.M. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of such Loan (or the overdue amount, in the case of Interest Periods determined by Bank pursuant to Section 2.06(c)).

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

          "Loan" shall have the meaning specified in Section
2.01(a).

          "Loan Maturity Date" shall mean the date specified in
Section 2.01(a), as such date may be extended in accordance with
Section 2.12.

          "Loan Note" shall have the meaning given to that term in Section 2.07(a).

          "Margin Stock" shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board, as amended from time to time, and any successor regulation thereto.

          "Market Value" shall mean with respect to the Investment Collateral, at any time of determination thereof, the daily closing prices for such date, excluding any trades which are not bona fide arm's-length transactions. The closing price for each such trading day shall be (i) if the Investment Collateral is then listed or admitted for trading on any national securities exchange or, if not so listed or admitted for trading, is listed or admitted for trading on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market System, the last sale price of the Investment Collateral, regular way, or the mean of the bid and asked prices thereof (for any trading day on which no such sale occurred), in each case as officially reported on the principal securities exchange on which the Investment Collateral is listed or admitted for trading or on the NASDAQ National Market System, as the case may be, or (ii) if not so listed or admitted for trading on a national securities exchange or the NASDAQ National Market System, the mean between the closing high bid and low asked quotations for the Investment Collateral in the over-the-counter market as reported by NASDAQ, or any similar system for the automated dissemination of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by Borrower. If the Investment

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Collateral is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if actual transactions are reported, and in the manner set forth in clause (ii) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If there is no exchange or over-the-counter market for the Investment Collateral during the date as of which Market Value is to be determined, the Market Value shall be deemed to be zero.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of Borrower; (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents; or (c) the rights and remedies of Bank under this Agreement, the other Credit Documents or any related document, instrument or agreement.

          "Maturity" shall mean, with respect to any Loan, interest, fees or other amount payable by Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Note" shall mean a Loan Note.

          "Notice of Borrowing" shall have the meaning given to that term in Section 2.01(b).

          "Notice of Interest Period Selection" shall have the meaning given to that term in Section 2.01(d).

          "Obligations" shall mean and include all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Bank of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest, fees, charges, expenses, attorneys' fees and accountants' fees chargeable to Borrower or payable by Borrower hereunder or thereunder.

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          "Other Credit Facility" shall mean the Amended and
Restated Credit Agreement dated as of November 30, 1993 among Avatar Finance, Inc., as borrower; Holdings and Borrower, as guarantors; Bank and Sun Bank/Miami, National Association, as lenders; and Bank, acting as agent for such lenders (the "Restated Credit Agreement"), all other Loan Documents (as such term is defined in the Restated Credit Agreement) and all documents, financing statements, instruments and agreements executed and delivered in connection therewith.

          "Participant" shall have the meaning given to that term in Section 7.05(b).

          "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

          "Pledge Agreement" shall have the meaning given to that term in Section 2.13(a).

          "Requirement of Law" applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any material Governmental Rule applicable to such Person, (c) any material license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any material judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Revolver Extension Request" shall have the meaning given to that term in Section 2.12.

          "S&P" shall mean Standard & Poor's Corporation.

          "Solvent" shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to be engaged in any business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Subsidiary" of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding

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Equity Securities having ordinary voting power to elect a
majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other subsidiaries and (c) any other Person included in the Financial Statements of such Person on a consolidated basis.

          "Taxes" shall have the meaning given to such term in
Section 2.10.

          "Upfront Fee" shall have the meaning given to that term in Section 2.04.

     1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.

     1.03. Headings. Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

     1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

     1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean New York
City time, unless otherwise indicated.

     1.06. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit
Documents for any period shall include the first day of such period and exclude the last day of such period.

     1.07. Other Interpretive Provisions. References in this Agreement to "Recitals," "Sections," "Exhibits" and "Schedules" are to recitals, sections, paragraphs, subparagraphs, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement and each of the other Credit Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto,
(b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such

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document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words "include" and "including" and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.

SECTION II. CREDIT FACILITY.

     2.01.  Revolving Loan Facility.

     (a) Revolving Loan Availability. Subject to the terms and conditions of this Agreement, Bank agrees to advance to Borrower from time to time during the period beginning on the Closing Date and ending on November 29, 1994 (the "Loan Maturity Date") such loans as Borrower may request under this Section 2.01 (individually, a "Loan"); provided, however, that the aggregate principal amount of all Loans outstanding at any time shall not exceed the lesser of (i) the amount of the Commitment or (ii) the Borrowing Base. Except as otherwise provided herein, Borrower may borrow, repay and reborrow Loans until the Loan Maturity Date.

     (b) Notice of Borrowing. Borrower shall request each Loan by delivering to Bank an irrevocable written notice in the form of Exhibit A, appropriately completed (a "Notice of Borrowing"), which specifies, among other things:

          (i) The principal amount of the requested Loan, which shall be in the minimum amount of $1,000,000 or an integral multiple of $10,000 in excess thereof;

         (ii) The date on which Bank is requested to make the Loan, which shall be a Business Day; and

        (iii) The initial Interest Period selected by Borrower for such Loan in accordance with Section 2.01(d).

Borrower shall give each Notice of Borrowing to Bank at least three (3) Business Days before the date of the requested Loan. Each Notice of Borrowing shall be delivered by first-class mail or telecopy to Bank at the office or telecopy number and during the hours specified in Section 7.01; provided, however, that Borrower shall promptly deliver to Bank the original of any Notice of Borrowing initially delivered by telecopy.

     (c)  Loan Interest Rates.  Except as otherwise specified in
Section 2.06(c) or Section 2.09(a) or (b), Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity thereof, at a rate per annum equal at all times during each Interest Period for such Loan to

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the LIBOR Rate for such Interest Period plus one and one-half percent (1.5%). All computations of interest on Loans shall be based on a year of 360 days for actual days elapsed.

     (d)  Loan Interest Periods.

          (i) The initial and each subsequent Interest Period selected by Borrower for a Loan shall be one, three or six months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period for a Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no such Interest Period shall end after the Loan Maturity Date.

         (ii) Borrower shall notify Bank by an irrevocable written notice at least three (3) Business Days prior to the last day of each Interest Period for a Loan of the Interest Period selected by Borrower for the next succeeding Interest Period for such Loan. Such notice (a "Notice of Interest Period Selection") shall be given by first-class mail or telecopy to the office or the telecopy number and during the hours specified in Section 7.01; provided, however, that Borrower shall promptly deliver to Bank the original of any Notice of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Bank of the next Interest Period for a Loan in accordance with this Section 2.01(d), such Loan shall automatically convert to a Loan for an Interest Period of one (1) month on the last day of the current Interest Period therefor, unless the relevant Loan is paid in full on the last day of the then applicable Interest Period.

     (e) Scheduled Loan Payments. Unless sooner repaid, Borrower shall repay to Bank on the Loan Maturity Date the unpaid principal amount of each Loan made by Bank. Borrower shall pay accrued interest on the unpaid principal amount of each Loan on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months), and in the case of all Loans, upon prepayment (to the extent thereof) and at maturity.

     (f) Purpose. Borrower shall use the proceeds of the Loans to finance a portion of Borrower's Investment Collateral and for Borrower's general corporate needs.

     2.02. Commitment. The aggregate principal amount of all Loans outstanding at any time shall not exceed Thirty Million

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Dollars ($30,000,000) (such amount to be referred to herein as the "Commitment").

     2.03. Commitment Fee. Borrower shall pay to Bank a commitment fee (the "Commitment Fee") of one-eighth of one percent (0.125%) per annum on the Available Commitment for the period beginning on the Closing Date and ending on the Loan Maturity Date. Borrower shall pay the Commitment Fee quarterly in arrears on the first Business Day of February, May, August and November in each year (commencing February 1, 1994) and on the Loan Maturity Date. All computations of the Commitment Fee shall be based on a year of 360 days for actual days elapsed.

     2.04. Upfront Fee. Borrower shall pay to Bank an upfront fee (the "Upfront Fee") of $112,500, payable on January 2, 1994.

     2.05.  Prepayments.

     (a) Terms of all Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.05(b), a mandatory prepayment required by Section 2.05(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including, without limitation, a prepayment upon acceleration), Borrower shall pay to Bank (i) all accrued interest to the date of such prepayment on the amount prepaid, and (ii) all amounts payable to Bank pursuant to Section 2.11.

     (b) Optional Prepayments. At its option, Borrower may, upon three (3) Business Days notice to Bank, prepay the Loans in part, in an aggregate principal amount of $100,000 or any greater integral multiple of $10,000 in excess thereof, or in whole.

     (c) Mandatory Payments. Borrower covenants and agrees that if at any time the then unpaid aggregate principal balance of all of the Loans shall be in excess of the Borrowing Base, the Borrower shall, within five (5) Business Days, pay over to Bank as and for a prepayment on the Loans, such amount as shall be necessary to cause the aggregate unpaid principal balance of all of the Loans to be equal to or less than the Borrowing Base, without regard to the limitations set forth in Section 2.05(b). Each mandatory prepayment shall be accompanied by accrued interest on the amount prepaid to the date of prepayment.

     (d) Effect of Prepayment. Any amount prepaid may, subject to the terms and conditions hereof, be borrowed, repaid and borrowed again at the option of Borrower, subject to all the terms and conditions hereof.

     (e) Application of Prepayments. All prepayments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit
Documents, second to accrued interest then due and payable under

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this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans.

     (f)  No Prepayment Penalties.  All payments pursuant to this
Section 2.05 shall be without premium or penalty.

     2.06.  Other Payment Terms.

     (a) Place and Manner. Borrower shall make all payments due to Bank hereunder in lawful money of the United States and in same day or immediately available funds without setoff or counterclaim not later than 12:00 noon on the date due to the account of Bank (Account No. 802-301-4646) at the Bank of New York, One Wall Street, New York, New York (ABA No. 0210078) or to such other place as Bank may have theretofore designated by notice to Borrower.

     (b) Payment Date Adjustments. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

     (c) Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Credit Documents (including, without limitation, principal or interest payable on any Loan, any fees or other amounts) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal at all times to the sum of three and one-half percent (3.5%) and the LIBOR Rate for Interest Periods of one day, one week, one month or three months (as the Bank shall elect in its sole discretion). All computations of such interest shall be based on a year of 360 days for actual days elapsed. Interest accruing pursuant to this
Section 2.06 shall be payable from time to time on demand of Bank.

     2.07.  Notes and Interest Account.

     (a) Loan Note. The obligation of Borrower to repay the Loans and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B (individually, a "Loan Note") which note shall be (i) in the amount of the Commitment, (ii) dated the Closing Date and (iii) otherwise appropriately completed. Borrower authorizes Bank to record on the schedule annexed to the Loan Note the date and amount of each Loan and of each payment or prepayment of principal thereon made by Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes Bank to attach to and make a part of the Loan Note continuations of the schedule attached thereto as necessary.

     (b) Interest Account. Borrower authorizes Bank to record in an account or accounts maintained by Bank on its books (the

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"Interest Account") (i) the interest rates applicable to all
Loans and the effective dates of all changes thereto, (ii) the Interest Period for each Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Bank may determine is necessary for the computation of interest payable by Borrower hereunder.

     2.08  Loan Funding.  Unless otherwise directed by Borrower,
Bank shall disburse the proceeds of each Loan to Borrower by disbursement to the account or accounts specified in the applicable Notice of Borrowing.

     2.09.  Change of Circumstances.

     (a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any Loan, Bank shall advise Borrower that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, then after the giving of any such notice and until Bank shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower's right to request the making of and Bank's obligations to make Loans shall be suspended. Any Loans affected by such condition outstanding at the commencement of any such suspension shall bear interest from the commencement of the next succeeding Interest Period for each such Loan at the Base Rate until such suspension has ended.

     (b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by Bank with any request or directive (whether or not having the force of law) of any Governmental Authority (a "Change of Law") shall make it unlawful or impossible for Bank to make or maintain any Loan that bears interest based upon LIBOR, Bank shall immediately notify Borrower of such Change of Law. Upon receipt of such notice, (i) Borrower's right to request the making of and Bank's obligations to make any Loans that bear interest based upon LIBOR shall be terminated, and (ii) if Bank shall notify Borrower that Bank may not lawfully continue to fund and maintain the Loans outstanding with interest based upon LIBOR such Loans shall immediately be converted into Loans bearing interest at the Base Rate, but otherwise upon the same terms and conditions specified herein; and (iii) thereafter so long as such Change of Law remains applicable, Borrower may borrow Loans bearing interest at the Base Rate upon the terms and conditions specified herein. Any prepayment of Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of
Section 2.11.

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     (c)  Increased Costs.  If, after the date of this Agreement, any Change of Law:

          (i) Shall subject Bank to any tax, duty or other charge with respect to any Loan or the Commitment, or shall change the basis of taxation of payments by Borrower to Bank on such Loan or the Commitment or in respect to such Loan or the Commitment (except for changes in the rate of taxation on the overall net income of Bank); or

         (ii) Shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by Bank for any Loan; or

        (iii) Shall impose on Bank any other condition related to any Loan or the Commitment;

And the effect of any of the foregoing is to increase the cost to Bank of making, renewing, or maintaining any such Loan or the Commitment or to reduce any amount receivable by Bank hereunder; then Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to reimburse Bank for such increased costs or to compensate Bank for such reduced amounts.
A certificate as to the amount of such increased costs or reduced amounts, submitted by Bank to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

     (d) Capital Requirements. If, after the date of this Agreement, Bank determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by Bank or any Person controlling Bank (a "Capital Adequacy Requirement") and (ii) the amount of capital maintained by Bank or such Person which is attributable to or based upon the Loans, the Commitment or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account Bank's or such Person's policies with respect to capital adequacy), Borrower shall pay to Bank or such Person, upon demand of Bank, such amounts as Bank or such Person shall determine are necessary to compensate Bank or such Person for the increased costs to Bank or such Person of such increased capital. A certificate of Bank setting forth in reasonable detail the computation of any such increased costs, delivered by Bank to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

     2.10.  Taxes on Payments.

     (a) All payments made by Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts,

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duties, charges, fees, deductions or withholdings, now or
hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Bank as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and Bank, excluding a connection arising solely from Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the other Credit Documents) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes").
If any Taxes are required to be withheld from any amounts payable to Bank hereunder or under the other Credit Documents, the amounts so payable to Bank shall be increased to the extent necessary to yield to Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Bank a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Borrower shall indemnify Bank for any incremental taxes, interest or penalties that may become payable by Bank as a result of any such failure. The agreements in this Section 2.10 shall survive the termination of this Agreement.

     (b) Bank agrees that it will deliver to the Borrower (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable forms, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable forms, as the case may be. Bank also agrees to deliver to the Borrower two further copies of the said Form 1001 and 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, (i) upon notification by the Borrower on or before the date that any such form expires or becomes obsolete or (ii) after the occurrence of any event requiring a change in the most recent form previously delivered by the Bank to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, unless in any such case a change in law (including, without limitation, any change in treaty, statute, regulation or any official interpretation thereof) has occurred after the date of this Agreement and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Bank from duly completing and delivering any such form with respect to it and the Bank so advised the Borrower. The Bank shall certify (i) in the case of a Form 1001 or 4224, or successor applicable form, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (or, to the extent required by any change in treaty, statute, regulation or any official interpretation thereof, certifying the extent to which it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes) and (ii) in the case of a
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Form W-8 or W-9, or successor applicable form, that it is
entitled to a full exemption from United States backup withholding tax.

     2.11. Funding Loss Indemnification. If Borrower shall (a) repay or prepay any Loan on any day other than the last day of an Interest Period therefor (whether an optional prepayment, a mandatory prepayment, a payment upon acceleration or otherwise) or (b) fail to borrow any Loan for which a Notice of Borrowing has been delivered to Bank (whether as a result of the failure to satisfy any applicable conditions or otherwise) Borrower shall, upon demand by Bank, reimburse Bank and hold Bank harmless for all costs and losses incurred by Bank as a result of such repayment, prepayment or failure. Borrower understands that such costs and losses may include, without limitation, losses incurred by Bank as a result of funding and other contracts entered into by Bank to fund a Loan. Bank shall deliver to Borrower a certificate setting forth the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower as to the amount of such loss for all purposes.

     2.12. Renewal or Termination of Commitment. Bank's Commitment shall be effective until the Loan Maturity Date, at which time it shall expire. Not later than 60 days prior to the Loan Maturity Date, Borrower may notify Bank in writing that it requests extension of the Commitment for an additional period of 364 days (or, if the last of such period is not a Business Day, such period ending on the next preceding Business Day). Such written notice (a "Revolver Extension Request") shall be made in the form of Exhibit C hereto. Bank shall have the sole and absolute discretion to agree to or decline any such Revolver Extension Request. If Bank so agrees to the Revolver Extension Request, Bank shall so notify Borrower in writing not later than the date which is 30 days prior to the Loan Maturity Date, and i) Bank's Commitment shall be so extended for such additional period and (ii) the Loan Maturity Date shall be extended to the last day of such period. Failure by Bank to respond timely to any such Revolver Extension Request in writing shall be deemed to be a rejection by the Bank of such Revolver Extension Request.

     2.13.  Pledge Agreement; Further Assurances.

     (a) Pledge Agreement. The Obligations shall be secured by a pledge agreement in the form of Exhibit D (the "Pledge
Agreement") of Borrower.

     (b) Further Assurances. Borrower shall deliver to Bank the Pledge Agreement and such other instruments, agreements, certificates, opinions and documents as Bank may reasonably request to evidence and maintain the Pledge Agreement and the rights of Bank thereunder. Borrower shall fully cooperate with Bank and perform all additional acts reasonably requested by Bank to effect the purposes of the foregoing.

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SECTION III.  CONDITIONS PRECEDENT.

     3.01. Conditions to Initial Loan. The obligation of Bank to make the initial Loan is subject to receipt by Bank, on or prior to the Closing Date, of each of the following items, each in form and substance satisfactory to Bank:

     (a)  Principal Credit Documents.

          (1)  The Credit Agreement, duly executed by Borrower;

          (2) The Loan Note payable to Bank, duly executed by Borrower; and

          (3)  The Pledge Agreement, duly executed by Borrower.

     (b)  Corporate Documents.

          (1) The Certificate of Incorporation of Borrower certified as of a recent date prior to the Closing Date by the Secretary of State of Florida;

          (2) A Certificate of Good Standing for Borrower certified as of a recent date prior to the Closing Date by the Secretary of State of Florida;

          (3) A certificate of the Secretary of Borrower, dated the Closing Date, certifying (a) that the Certificate of Incorporation of Borrower, in the form certified by the Secretary of State of Florida and delivered to Bank pursuant to item B(1) hereof, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; (b) that attached thereto is a true and correct copy of the Bylaws of Borrower as in effect on the Closing Date;
(c) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Borrower and continuing in effect, which authorize the execution, delivery and performance by Borrower of this Agreement and the other Credit Documents executed or to be executed by Borrower and the consummation of the transactions contemplated hereby and thereby; and (d) that there are no proceedings for the dissolution or liquidation of Borrower (commenced or threatened); and

          (4) A certificate of the Secretary of Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of Borrower authorized to execute, deliver and perform this Agreement and the other applicable Credit Documents on behalf of Borrower.

     (c) Opinion. A written opinion of Weil, Gotshal & Manges and/or Dennis Getman, Esq., counsel for Borrower, dated the Closing Date and addressed to Bank, in the form of Exhibit E.

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     (d)  Perfection.

          (1) An acknowledgement and undertaking from each of the brokers with whom the Investment Collateral-Accounts are maintained, in form and substance satisfactory to Lender, and duly prepared and executed UCC-1 financing statements suitable for filing with the relevant jurisdictions; and

          (2) Such other evidence as Bank may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

     3.02. Conditions to Each Loan . The occurrence of each Credit Event, including the making of the initial Revolving Loan, is subject to the further conditions that Bank shall have received the appropriate notice requesting such Credit Event in accordance with this Agreement and that on the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

     (a)  The representations and warranties set forth in Section
4.01 are true and correct in all material respects as if made on such date, except that any representation or warranty made on, or as of, any particular date need be true and correct only as of such date;

     (b) No Default or Event of Default has occurred and is continuing;

     (c) each of the Credit Documents remains in full force and effect; and

     (d) the aggregate amount of Loans outstanding hereunder, after giving effect to such Loan, shall not exceed the Borrowing
Base as then determined and computed, and such Loan shall not otherwise violate Regulation U or Regulation X.

The submission by Borrower to Bank of each Notice of Borrowing and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by Borrower as of the date thereof as to Sections 3.02(a), (b), (c) and (d) above.

SECTION IV.  REPRESENTATIONS AND WARRANTIES.

     To induce Bank to enter into this Agreement and to make
Loans hereunder, Borrower represents and warrants to Bank that:

     4.01 Due Incorporation, Qualification, etc. Each of Borrower and Borrower's material Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified,

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licensed to do business and in good standing as a foreign
corporation in each jurisdiction where the failure to be so qualified or licensed has a Material Adverse Effect.

     4.02 Authority. The execution, delivery and performance by Borrower of each Credit Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the corporate power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

     4.03 Enforceability. Each Credit Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.04 Non-Contravention. The execution and delivery by Borrower of the Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any material Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Bank pursuant to this Agreement or the other Credit Documents).

     4.05 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby other than those which will have been obtained at or prior to the Closing Date.

     4.06 No Violation or Default. None of Borrower or Borrower's Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person;
(ii) any Contractual Obligation of such Person where, in each case, such violation or default could have a Material Adverse Effect. Without limiting the generality of the foregoing, none of Borrower or Borrower's Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental

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Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have a Material
Adverse Effect. No Event of Default or Default has occurred and is continuing.

     4.07 Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower or Borrower's Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) if adversely determined would (alone or in the aggregate) have a Material Adverse Effect, except as disclosed on Schedule 4.07 or as disclosed on the most recent annual report on Form 10-K of Holdings or in the most recent quarterly report on Form 10-Q of Holdings or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Credit Documents or the transactions contemplated thereby.

     4.08 Title. Borrower and Borrower's Subsidiaries have good and marketable title in fee simple absolute to, or a valid leasehold interest in, their respective real properties and good title to their other respective assets and properties as reflected in the most recent Financial Statements delivered to Bank (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by Borrower and Borrower's Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, the failure of which may have a Material Adverse Effect.

     4.09 Financial Statements. The Financial Statements of Borrower which have been delivered to Bank (i) are in accordance with the books and records of Borrower, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present the financial position of Borrower at such date. None of Borrower or any of Borrower's Subsidiaries has any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the unaudited Financial Statements dated December 31, 1992, furnished by Borrower to Bank prior to the date hereof, or in the Financial Statements delivered to Bank pursuant to Section 5.01(a)(i) or
(ii).

     4.10 No Agreements to Sell Assets. As of the date hereof, none of Borrower or Borrower's Subsidiaries has any legal obligation, absolute or contingent, to any Person to sell the assets of Borrower or Borrower's Subsidiaries (other than sales in the ordinary course of business), or to effect any merger, consolidation or other reorganization of Borrower or Borrower's Subsidiaries or to enter into any agreement with respect thereto.

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     4.11 Employee Benefit Plans.  Each Employee Benefit Plan and
ERISA Plan is in substantial compliance in all material respects with the presently applicable provisions of ERISA and the Code.

     4.12 Other Regulations. Borrower is not an "investment company," "promotor" or "principal underwriter" for, or controlled by, an "investment company" as such terms are defined under the Investment Company Act of 1940. The Borrower is not a regulated entity under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulation limiting its ability to incur Indebtedness.

     4.13 Governmental Charges and Other Indebtedness. Borrower and Borrower's Subsidiaries have filed or caused to be filed all federal tax returns which are required to be filed by them. Borrower and Borrower's Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness, except such Governmental Charges or Indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which could not have a Material Adverse Effect if unpaid.

     4.14 Margin Stock. No proceeds of any Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

     4.15 Solvency, Etc. Borrower is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

     4.16 Accuracy of Information Furnished. None of the Credit Documents and none of the other certificates, statements or information furnished to Bank by or on behalf of Borrower or Borrower's Subsidiaries in connection with the Credit Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION V.  COVENANTS.

     5.01. Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower will comply, and will cause compliance, with the following affirmative covenants unless Bank shall otherwise consent in writing:

     (a) Financial Statements, Reports, etc. Borrower will furnish to Bank the following, each in such form and such detail as Bank shall reasonably request:

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        (i)    As soon as available but not later than one
     hundred twenty (120) days after the close of each fiscal year of Borrower, copies of the unaudited Financial Statements of Borrower (including, without limitation, consolidated Financial Statements for Borrower and its Subsidiaries) for such year, certified by the president, chief financial officer, or such other responsible officer of Borrower acceptable to Bank, to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP;

         (ii)  As soon as available but not later than sixty
     (60) days after the last day of each fiscal quarter of Borrower (other than the fourth fiscal quarter), a copy of the Financial Statements of Borrower for such quarter and for the fiscal year to date, certified by the president or chief financial officer, or such other responsible officer of Borrower acceptable to Bank, to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to year-end audit adjustments);

         (iii) Contemporaneously with the quarterly and year-end financial statements required by the foregoing clauses (i) and (ii), a certificate of the president or chief financial officer, or such other responsible officer of Borrower acceptable to Bank, stating that no Event of Default and no Default has occurred and is continuing, or, if any such Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto;

          (iv) Promptly after the same are filed, copies of all regular, periodic and special reports which Borrower or Holdings may file with the Securities and Exchange
     Commission or any successor or analogous governmental authority.

          (v) As soon as possible and in no event later than five (5) Business Days after any officer of Borrower knows of the occurrence of any Event of Default or Default, the statement of the president or chief financial officer or other responsible officer of Borrower setting forth details of such event, condition, Event of Default or Default and the action which Borrower proposes to take with respect thereto;

         (vi) As soon as available but not later than Thursday of each calendar week, a computation of the Borrowing Base as of the last day of the preceding calendar week, prepared by Borrower and certified to by the president or chief financial officer or other responsible officer of Borrower; and

        (vii) Borrower will cause the investment manager for each Investment Collateral-Account to furnish Bank within five Business Days after the end of each calendar month, a

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     certificate signed by an appropriate officer of such entity as to the existence and value of the Borrower's interest in such entity as of the date of such request.

        (viii) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower or Borrower's Subsidiaries, and compliance by Borrower with the terms of this Agreement and the other Credit Documents as Bank may from time to time reasonably request.

     (b)  Books and Records.  Borrower and Borrower's
Subsidiaries will at all times keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with GAAP.

     (c) Insurance. Borrower and Borrower's Subsidiaries shall maintain and keep in force insurance of the types and in amounts as in effect on the date hereof, such insurance to be carried with reputable companies with such changes in types and amounts of such insurance coverage as are commercially reasonable.

     (d) Borrowing Base Covenants. Borrower shall ensure that at all times (i) 40% or more of the Investment Collateral is rated B3 or above by Moody's and rated B- or above by S&P; and
(ii) not more than ten percent (10%) of the Investment Collateral is invested in any one issuer (or an Affiliate of such issuer).

     (e) Governmental Charges and Other Indebtedness. Borrower and Borrower's Subsidiaries will promptly pay and discharge when due all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon and all Indebtedness of Borrower or Borrower's Subsidiaries; provided, however, that Borrower shall not be deemed in breach of this Section 5.01(f) if such failures to so pay and discharge do not have a Material Adverse Effect, except such as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case adequate reserves are maintained in accordance with GAAP.

     (f) Use of Proceeds. No part of the proceeds of any Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve Borrower or Bank in a violation of Regulations G, T, U or X issued by the Federal Reserve Board.

     (g) Compliance with Laws, Etc. Borrower shall comply in all material respects with all applicable material laws, rules, regulations and orders, such compliance to include, without limitation, obtaining and maintaining all material permits and licenses necessary for the conduct of its business and paying before the same become delinquent all taxes, assessments and

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governmental charges imposed upon it or upon its property except to the extent contested in good faith.

     (h)  Other Credit Facility.   Borrower shall punctually
perform all of its obligations under the Other Credit Facility.

     5.02. Negative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower will comply, and will cause compliance, with the following negative covenants unless Bank shall otherwise consent in writing:

     (a) Liens. Borrower will not create, incur, assume or permit to exist any Lien on or with respect to any Collateral, whether now owned or hereafter acquired.

     (b) Asset Dispositions. Neither Borrower nor any of its Subsidiaries will sell, lease, transfer or otherwise dispose of any substantial part of its assets, including, without limitation, substantially all assets constituting the business of a division or branch, or permit any of its Subsidiaries to do so, provided, that the foregoing shall not be deemed to prohibit (i) the sale by the Borrower or any of its Subsidiaries of assets with a then book value of less than $10,000,000 in any one transaction or any sale made in the ordinary course of business or (ii) subject to Section 5.02(d) hereof and to the Pledge Agreement, the purchase or sale by the Borrower of securities constituting Collateral.

     (c) Mergers, Etc. Neither Borrower nor any of its Subsidiaries will consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets of any other Person; provided, however, any wholly-owned Subsidiary of Borrower may merge into another wholly-owned Subsidiary of Borrower, or Borrower or any wholly-owned Subsidiary of Borrower may merge with any other wholly-owned Subsidiary of Borrower, or Borrower or any Subsidiary may acquire all or substantially all of the assets of any other Person if the purchase price of all such acquisitions is not in excess of $10,000,000 in any 12 month period.

     (d) Distributions from Investment Accounts-Collateral. Borrower will not make or permit any distribution of any of the Collateral (except as instructed by Bank) if, immediately following such distribution, the aggregate principal balance of all Loans outstanding would exceed the Borrowing Base.

SECTION VI.  DEFAULT.

     6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an "Event of Default" hereunder:

     (a) Borrower shall fail to pay when due any principal, interest or other payment required under the terms of this

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Agreement or any of the other Credit Documents and such failure continues unremedied for five Business Days; or

     (b) Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Credit Documents and such failure shall continue for thirty (30) days; or

     (c) Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Bank in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to Bank to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

     (d) Borrower or any of Borrower's Subsidiaries shall fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness to be paid by such Person (excluding this Agreement and the other Credit Documents but including any other evidence of Indebtedness of Borrower or any of Borrower's Subsidiaries to Bank and except to the extent such bond, debenture, note or other Indebtedness is being contested in good faith) and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness and such default shall continue beyond any period of grace provided with respect thereto, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of $1,000,000 or more to become due prior to its stated date of maturity; or

     (e) Borrower or any of Borrower's Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part or
(v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

     (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of Borrower's Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of Borrower's Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief
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
entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

     (g) A final judgment or order for the payment of money in excess of $1,000,000 (exclusive of amounts covered by insurance) shall be rendered against Borrower or any of Borrower's Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of Borrower's Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

     (h) Any Credit Document executed by Borrower shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms, (other than by reason of the action or inaction by Bank); or

     (i) Any "Event of Default," as such term is defined in the Other Credit Facility, shall occur.

     6.02. Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 6.01(e) or 6.01(f)) and at any time thereafter during the continuance of such Event of Default, Bank may, by written notice to Borrower, (a) terminate the Commitment and the obligation of Bank to make Loans and/or (b) declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.01(e) or 6.01(f), immediately and without notice, (1) the Commitment and the obligations of Bank to make Loans shall automatically terminate and (2) all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Bank may exercise any right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

     6.03. Defaults. Upon the occurrence of any Default, the obligation of Bank to make Loans shall be suspended until such event is either waived by Bank or, to the extent allowed hereunder, cured by Borrower.

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SECTION VII.  MISCELLANEOUS.

     7.01. Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Bank or Borrower under this Agreement or the other Credit Documents shall be by telecopy or in writing and telecopied, mailed, telexed or delivered to each party at telecopier number or its address set forth below. All such notices and communications: when sent by Federal Express or other overnight service, shall be effective on the Business Day following the deposit with such service; when mailed, first class postage prepaid and addressed as aforesaid in the mails, shall be effective upon receipt; when telexed, shall be effective upon receipt of answerback; when delivered by hand, shall be effective upon delivery; and when telecopied, shall be effective upon confirmation of receipt; provided, however, that any notice delivered to Bank under Section II shall not be effective until received by Bank.

          Bank:       BERLINER HANDELS- UND FRANKFURTER BANK
                      55 East 59th Street
                      New York, New York 10022
                      Attn:  Paul Travers, Vice President
                      Telephone:  (212) 756-5570
                      Telecopier: (212) 756-5911

          Borrower:   AVATAR PROPERTIES INC.
                      255 Alhambra Circle
                      Coral Gables, Florida 33134
                      Attn:  Charles McNairy
                      Telephone:  (305) 442-7000
                      Telecopier: (305) 441-7876

Each Notice of Borrowing shall be given by Borrower to Bank's office located at the address referred to above during Bank's normal business hours; provided, however, that any such notice received by Bank after 12:00 p.m. on any Business Day shall be deemed received by Bank on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Bank to be made by telephone or telecopy, Bank may conclusively presume that anyone purporting to be a person designated in the certificate received by Bank pursuant to any such document delivered by Borrower to Bank, is such a person.

     7.02. Expenses. Borrower shall pay on demand, whether or not any Loan is made hereunder, (a) all reasonable out-of-pocket fees and expenses, including out-of-pocket reasonable attorneys' fees and expenses, incurred by Bank in connection with the preparation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation of amendments and waivers hereunder and thereunder; and (b) all reasonable out-of-pocket fees and expenses, including reasonable out-of-pocket attorneys' fees and expenses, incurred by Bank in the enforcement or attempt to

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
enforce any of the Obligations which is not performed as and when required by this Agreement or the other Credit Documents.

     7.03. Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Bank and its respective directors, officers, employees, agents and any affiliate thereof ("Indemnitees") from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any and all suits, claims or demands (including, without limitation, in respect of or for reasonable out-of-pocket attorneys' fees and other out-of-pocket expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Credit Documents, including without limitation any use by Borrower of any proceeds of the Loans and any brokerage or custodian fees payable with respect to the Collateral in the Investment Collateral-Accounts, except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnities. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Bank believes is covered by this indemnity, Bank shall give Borrower notice of the matter and an opportunity to defend it, at Borrower's sole cost and expense, with legal counsel reasonably satisfactory to Bank. Any failure or delay of Bank to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Section 7.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure or delay. The Bank agrees that it will not settle any such matter for which indemnification is sought hereunder without the prior written consent of the Borrower (which shall not be unreasonably withheld). The obligations of Borrower under this Section 7.03 shall survive the payment and performance of the Obligations.

     7.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Bank. No failure or delay by Bank in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     7.05.  Successors and Assigns.

     (a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Borrower, Bank, all future holders of the Notes and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Bank.

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All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

     (b) Assignments/Participations. Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other Person (a "Participant") all or part of the obligations of Borrower under this Agreement with the prior written consent of Borrower (which consent shall not be unreasonably withheld). Borrower agrees that each such disposition that is made will give rise to a direct obligation of Borrower to the Participant.

     (c) Confidentiality. Bank agrees to keep information obtained by it pursuant hereto confidential in accordance with Bank's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Bank's employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to the Bank on a non-confidential basis from a source other than Borrower, (iii) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulations or auditors, or (iv) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this sentence.

     7.06.  Setoff.

     Setoff. In addition to any rights and remedies of Bank provided by law, Bank shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to Bank, any amount owing from Bank to Borrower, at or at any time after, the happening of any of the above mentioned events. The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the occurrence of a Default or an Event of Default. Bank agrees promptly to notify Borrower after any such set-off and application made by Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     7.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be

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
construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

     7.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

     7.09.  Governing Law.  This Agreement and each of the other
Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

     7.10. Entire Agreement. This Agreement and each of the other Credit Documents dated as of the date hereof, taken together, constitute and contain the entire agreement of Borrower and Bank and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

     7.11.  Jury Trial.  EACH OF BORROWER AND BANK, TO THE
FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY
WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO
IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR
RELATING TO THIS AGREEMENT.

     7.12. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

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

          IN WITNESS WHEREOF, Borrower and Bank have caused this
Agreement to be executed as of the day and year first above written.

                            AVATAR PROPERTIES INC.


                            By: /s/ Charles L. McNairy
                               Name: Charles L. McNairy
                               Title: Executive Vice President


                            BERLINER HANDELS- UND FRANKFURTER
                            BANK, GRAND CAYMAN BRANCH


                            By: /s/ Evan Contos
                               Name: Evan Contos
                               Title: V.P.


                            By: /s/ Paul Travers
                               Name: Paul Travers
                               Title: V.P.

                              137